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                                                                    Exhibit 99.1


[DJ ORTHOPEDICS, INC. LOGO]

COMPANY INVESTOR/MEDIA CONTACT:
dj Orthopedics, Inc.
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

          DJ ORTHOPEDICS ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

      -     Results Reflect Successful 2002 Performance Improvement Program

      -     Company is Awarded Large Supply Contract

SAN DIEGO, CA MAY 1, 2003 - dj Orthopedics, Inc. (NYSE: DJO), a designer, manufacturer and marketer of products and services for the orthopedic sports medicine market, today announced financial results for the first quarter ended March 29, 2003. The Company reported its first quarterly profit since the first quarter of 2002, attributable to increased year over year revenue and the success of its performance improvement program, initiated in August 2002. The Company also announced it has been awarded a comprehensive three-year supply contract from Broadlane, Inc., commencing May 1, 2003. The contract award is the largest in the Company's history.

Net revenues for the first quarter of 2003 totaled $47.1 million, an increase of six percent compared with net revenues of $44.4 million reported in the first quarter of 2002. The first quarter of 2003 included one less shipping day than the first quarter of 2002. Average daily sales increased by 8 percent in the first quarter of 2003 compared to the first quarter of 2002. Net income for the first quarter of 2003 was $1.7 million, or $0.09 per share, an increase of 14 percent compared with net income of $1.5 million, or $0.08 per share, for the first quarter of 2002.

REVENUE SEGMENT INFORMATION

Net revenues for the first quarter of 2003 for the Company's business segments, which are its primary sales channels, DonJoy(R), ProCare(R), OfficeCare(R) and International, were $22.9 million, $11.3 million, $5.8 million and $7.1 million, respectively, compared to prior year amounts of $22.1 million, $11.0 million, $6.1 million and $5.3 million, respectively. Average daily sales in the first quarter of 2003 for the DonJoy, ProCare and International segments increased by 5 percent, 4 percent and 37 percent, respectively, compared to average daily sales in the first quarter of 2002. Net revenue in the International segment in the first quarter of

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2003 included a benefit from favorable changes in exchange rates compared to the rates in effect in the first quarter of 2002. Average daily sales in the first quarter of 2003 for the International segment, measured in local currencies, increased 28 percent compared to average daily sales for the International segment in the first quarter of 2002. Average daily sales in the first quarter of 2003 for the OfficeCare segment decreased by 3 percent compared to average daily sales for OfficeCare in the first quarter of 2002. OfficeCare net revenue in the first quarter of 2003 was reduced by approximately $0.5 million due to a change in the Medicare reimbursement code for certain of the Company's fracture boot products, as discussed in the Company's fourth quarter 2002 press release and recently filed Form 10-K. Net revenue in the first quarter of 2003 for the OfficeCare segment was also reduced by the impact of an increase, effective in the second quarter of 2002, in the Company's estimates of its reserves for contractual allowances applicable to sales in this channel. In addition, OfficeCare revenue in the current quarter includes revenue from fewer accounts than in the comparable prior year quarter, primarily due to accounts terminated in connection with the Company's review of the profitability metrics of its OfficeCare accounts.

GROSS PROFIT MARGIN

The Company reported gross profit of $25.8 million, or 54.8 percent of net revenue, for the first quarter of 2003, compared to $23.8 million, or 53.6 percent of net revenue for the first quarter of 2002. For the full year of 2002, the Company reported a gross profit margin of 47.5 percent of net revenue after the impact of certain charges taken in connection with the Company's performance improvement program, which amounted to 2.8 percent of net revenue. The improvement in gross profit margin, excluding those charges, from 2002 to the current quarter amounts to approximately 4.5 percent of net revenue and is primarily related to the successful move of a substantial portion of the Company's remaining U.S. manufacturing to Mexico in the fourth quarter, as well as the completion of other manufacturing cost reduction initiatives. The value of the improved gross profit margin in the current quarter was incremental gross profit of $2.1 million. Gross profit for the first quarter of 2003 for the Company's business segments DonJoy, ProCare, OfficeCare and International, was $12.6 million, $4.5 million, $4.4 million, and $4.3 million, respectively, representing gross profit margins of 55.0 percent, 39.6 percent, 75.7 percent and 61.1 percent respectively. Comparatively, gross profit for the first quarter of 2002 for DonJoy, ProCare, OfficeCare and International, was $13.6 million, $2.9 million, $4.6 million, and $2.7 million respectively, representing gross profit margins of 61.8 percent, 26.2 percent, 75.5 percent and 51.4 percent, respectively. Although total gross profit was increased by the Company's manufacturing move to Mexico, the reduced gross profit in the DonJoy segment is primarily the result of a reallocation of certain United States manufacturing overhead expenses from products moved to Mexico to DonJoy custom rigid bracing products, which continue to be manufactured in the United States.


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"First quarter 2003 financial results underscore the success of our 2002 performance improvement program," said Les Cross, president and chief executive officer. "Compared to our performance in recent quarters, our current quarter gross profit margin and operating income margin reflect significant improvement as we planned. We are pleased with these results and we expect to see continuing benefits from our performance improvement program."

"With the successful implementation of these cost structure improvements, much of our 2003 focus will be aimed at accelerating the Company's revenue growth," Mr. Cross continued. "We have several sales productivity initiatives in place that are focused on driving stronger revenue growth. We also have a productive pipeline of new products under development, with several new product introductions scheduled in the coming months, which should positively impact our sales growth. I continue to be very pleased with our international sales growth, reflecting the increasing maturity of our direct sales strategy in key international markets. We will be targeting improved domestic growth rates in 2003 in several areas, including a heightened focus on our penetration of national account opportunities such as our recent Broadlane win, and a renewed emphasis on growing our OfficeCare business based on the progress we are making with our OfficeCare performance improvement initiatives."

NEW BROADLANE CONTRACT

The Company announced that it had been awarded a large supply contract from Broadlane, Inc. Broadlane services more than 490 acute-care hospitals, more than 1,500 sub-acute facilities and thousands of physician practices, including Kaiser Permanente, Tenet Healthcare Corporation, Universal Health Services of Greater Cincinnati, Continuum Health Partners and others. The agreement includes a comprehensive offering of dj Orthopedics' products and provides a significant potential annualized incremental revenue opportunity for the Company.

DEBT PREPAYMENT

The Company also reported that its successful initiatives around improved working capital management resulted in another quarter of strong cash flow, with cash of approximately $1.9 million provided by operating activities during the current quarter, net of a $4.4 million payment in the current quarter for restructuring charges accrued in 2002. As a result of continuing growth in cash balances, the Company reported that on March 28, 2003, it made a $20 million prepayment of principal on its outstanding bank term loans. This prepayment is expected to save the Company approximately $0.7 million annually in net interest expense.

dj Orthopedics has scheduled an investor conference call to discuss this announcement beginning at 5:00 p.m. Eastern Time today, May 1, 2003. Individuals interested in listening to the conference call may do so by


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dialing (706) 634-0177, using the reservation code 9613380. A telephone replay will be available for 48 hours following the conclusion of the call by dialing
(706) 645-9291 and using the reservation code above. The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company's Website.

dj Orthopedics, Inc. is a global orthopedic sports medicine company specializing in the design, manufacture and marketing of products and services that rehabilitate soft tissue and bone, help protect against injury, and treat osteoarthritis of the knee. Its broad range of more than 600 products, many of which are based on proprietary technologies, includes rigid knee braces, soft goods, specialty and other complementary orthopedic products. These products provide solutions for patients and orthopedic sports medicine professionals throughout the patient's continuum of care. For additional information on the Company, please visit www.djortho.com, or call (866) DJO-INFO (356-4636).

This press release contains or may contain forward-looking statements such as statements regarding the Company's future growth and profitability, growth strategy and trends in the industry in which the Company operates. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the risk that we may not be able to successfully implement our business strategy or our corporate performance improvement program, or that other risk factors could undermine gains made with our strategies and programs, including our ability to successfully develop or license and timely introduce and market new products or product enhancements; our dependence on our orthopedic professionals, agents and distributors for marketing our products; competition in our markets; our transition to direct distribution of our products in certain foreign countries; risks associated with our acquisition strategy and international operations; the risk that our quarterly operating results are subject to substantial fluctuations; our high level of indebtedness and the restrictions imposed by the terms of our indebtedness; our ability to generate cash to service our debts; the effects of healthcare reform, managed care and buying groups on prices of our products; the uncertainty of domestic and foreign regulatory clearance and approval of our products; the sensitivity of our business to general economic conditions; uncertainty relating to third party reimbursement; pending litigation; and the other risk factors that are discussed in our Annual Report on Form 10-K, filed on March 28, 2003 with the Securities and Exchange Commission.

                                Tables to Follow


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                              DJ ORTHOPEDICS, INC.
             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)

                                                        Three Months Ended
                                                March 29, 2003       March 30, 2002
                                              -------------------------------------
Net revenues                                    $       47,054       $       44,439
Cost of goods sold                                      21,261               20,606
                                              -------------------------------------
Gross profit                                            25,793               23,833
Operating expenses:
   Sales and marketing                                  12,452               12,085
   General and administrative                            6,633                5,604
   Research and development                                934                  629
                                              -------------------------------------
Total operating expenses                                20,019               18,318
                                              -------------------------------------
Income from operations                                   5,774                5,515
Interest expense, net of interest income                (3,159)              (2,983)
Other income (expense)                                     149                 (155)
                                              -------------------------------------
Income before income taxes                               2,764                2,377
Provision for income taxes                              (1,105)                (927)
                                              -------------------------------------
Net income                                      $        1,659       $        1,450
                                              =====================================

Net income per share:
  Basic                                         $         0.09       $         0.08
                                              =====================================
  Diluted                                       $         0.09       $         0.08
                                              =====================================

Weighted average shares outstanding:

  Basic                                                 17,902               17,856
                                              =====================================
  Diluted                                               17,941               18,056
                                              =====================================

EBITDA (1)                                      $        7,751       $        7,014
                                              =====================================

(1) "EBITDA" is defined as net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Management has included EBITDA because it may be used by our lenders or certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Set forth below is a comparable reconciliation of the Company's net income to EBITDA:

                                                        Three Months Ended
                                                March 29, 2003       March 30, 2002
                                              -------------------------------------
Net income                                      $        1,659       $        1,450
Interest expense, net of interest income                 3,159                2,983
Income taxes                                             1,105                  927
Depreciation and amortization                            1,828                1,654
                                              -------------------------------------
EBITDA                                          $        7,751       $        7,014
                                              =====================================


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

                              DJ ORTHOPEDICS, INC.
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                              March 29,       December 31,
ASSETS                                                          2003              2002
                                                          --------------------------------
Current assets:
     Cash and cash equivalents                              $     13,201      $     32,085
     Accounts receivable, net                                     36,653            33,705
     Inventories, net                                             12,891            14,583
     Deferred tax asset, current portion                          10,247            10,247
     Other current assets                                          4,167             4,970
                                                          --------------------------------
Total current assets                                              77,159            95,590
Property, plant and equipment, net                                13,871            14,082
Goodwill, intangible assets and other assets                      71,416            72,568
Deferred tax asset                                                54,422            55,484
                                                          --------------------------------
Total assets                                                $    216,868      $    237,724
                                                          ================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and other accrued liabilities         $     24,173      $     26,995
     Long-term debt, current portion                                 568             1,274
                                                          --------------------------------
Total current liabilities                                         24,741            28,269
Long-term debt, less current portion                              89,288           108,542
Total stockholders' equity                                       102,839           100,913
                                                          --------------------------------
Total liabilities and stockholders' equity                  $    216,868      $    237,724
                                                          ================================


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

                              DJ ORTHOPEDICS, INC.
                    UNAUDITED CONDENSED SEGMENT INFORMATION
                                 (In thousands)

                                                                         Three Months Ended
                                                                           March 29, 2003
                                    DONJOY          PROCARE         OFFICECARE     INTERNATIONAL    CORPORATE AND OTHER    TOTAL
                                 --------------------------------------------------------------------------------------------------
Net revenues                     $     22,854     $     11,267     $      5,822     $      7,111     $         --      $     47,054
Cost of goods sold                     10,275            6,807            1,412            2,767               --            21,261
                                 --------------------------------------------------------------------------------------------------
Gross profit                           12,579            4,460            4,410            4,344               --            25,793
Operating expenses:
   Sales and  marketing                 6,404            1,565            2,413            2,070               --            12,452
   General and administrative             688              364            1,791               79            3,711             6,633
   Research and development               479              278               74              103               --               934
                                 --------------------------------------------------------------------------------------------------
Total operating expenses                7,571            2,207            4,278            2,252            3,711            20,019
                                 --------------------------------------------------------------------------------------------------
Income from operations           $      5,008     $      2,253     $        132     $      2,092     $     (3,711)     $      5,774
                                 ==================================================================================================
Number of operating days                                                                                                         62

                                                                         Three Months Ended
                                                                           March 30, 2002
                                    DONJOY          PROCARE         OFFICECARE     INTERNATIONAL    CORPORATE AND OTHER    TOTAL
                                 --------------------------------------------------------------------------------------------------
Net revenues                     $     22,062     $     11,017     $      6,099     $      5,261     $         --      $     44,439
Cost of goods sold                      8,424            8,131            1,494            2,557               --            20,606
                                 --------------------------------------------------------------------------------------------------
Gross profit                           13,638            2,886            4,605            2,704               --            23,833
Operating expenses:
   Sales and  marketing                 6,168            1,482            2,767            1,668               --            12,085
   General and administrative             853              368            1,199              133            3,051             5,604
   Research and development               293              193               40              103               --               629
                                 --------------------------------------------------------------------------------------------------
Total operating expenses                7,314            2,043            4,006            1,904            3,051            18,318
                                 --------------------------------------------------------------------------------------------------
Income from operations           $      6,324     $        843     $        599     $        800     $     (3,051)     $      5,515
                                 ==================================================================================================
Number of operating days                                                                                                         63


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